EXHIBIT 10.6

                                  AGREEMENT

     This Agreement is made effective as of March 1, 2003, by and between Bion Environmental Technologies, Inc. ("Bion") and Bergen Cove.

     Bion desires to have the following services provided by Bergen Cove.

     Therefore, the parties agree as follows:

     1. DESCRIPTION OF SERVICES. Beginning on March 1, 2003, Bergen Cove will provide the following services (collectively, the "Services"):

     Collect monthly rent from the Undertenants, David J. Mitchell, Salvatore
J. Zizza, Lazam Properties, Ltd. (Louis Perlman) and Verus Support Services for occupancy of the 10th floor of 18 East 50th Street, New York, NY 10022.

     Pay monthly rent to the Overtenant, Pan Am Equitites.

     2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed shall be determined by Bergen Cove. Bion will rely on Bergen Cove to fulfill its obligations under this Agreement.

     3. TERM/TERMINATION. This Agreement shall terminate automatically at the time all rents are collected from the Undertenants and paid to the Overtenant.

     4. ASSIGNMENT. Bergen Cove=s obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of Bion.

     5. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

     If for the Company:

     Bion Environmental Technologies, Inc.
     Larry Danziger
     Chief Financial Officer
     18 East 50th Street, 10th Floor
     New York, New York 10022

     If for Bergen Cove:

     Salvatore Zizza
     18 East 50th Street, 10th Floor
     New York, New York 10022

     Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.



     6. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

     7. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

     8. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

     9. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

    10. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of New York.

Party receiving services:
Bion Environmental Technologies, Inc.



By: /s/ David J. Mitchell
David J. Mitchell
Chief Executive Officer


Party providing services:
Bergen Cove



By: /s/ Salvatore Zizza












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